                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement            ( )  Confidential for Use of the
                                                Commission Only (as Permitted
                                                by Rule 14a-6(e)(2))

(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invacare Corporation
                              --------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate box):

(x)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------

     5)  Total fee Paid:
         -----------------------------------------------------------------

( )  Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------

     3)  Filing Party:
         -----------------------------------------------------------------

     4)  Date Filed:
         -----------------------------------------------------------------

                              899 Cleveland Street
                                Elyria, OH 44035

                                                                  April 11, 1997
To the Shareholders of

INVACARE CORPORATION:

         This year's Annual Meeting of  Shareholders  will be held at 10:00 A.M.
(EDT), on Wednesday, May 21, 1997, at the Radisson Inn Cleveland Airport, North Olmsted, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

         We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

         On  behalf  of the  Board  of  Directors  and  management  of  Invacare
Corporation, I would like to thank you for your continued support and confidence.

                                            Sincerely yours,




                                            /S/ A. Malachi Mixon, III
                                            -------------------------
                                            A. Malachi Mixon, III
                                            Chairman and Chief
                                            Executive Officer

                              INVACARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1997

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Radisson Inn Cleveland Airport, North Olmsted, Ohio on Wednesday, May 21, 1997, at 10:00 A.M.
(EDT), for the following purposes:

     1. To elect three Directors, to the class whose three-year term of office will expire in 2000; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Holders of Common Shares and Class B Common Shares of record as of the close of business on Thursday, March 27, 1997 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxy and vote in person.

                                             By order of the Board of Directors,



                                             /S/ Thomas R. Miklich
                                             ---------------------
                                             Thomas R. Miklich
                                             Secretary


April 11, 1997

                              INVACARE CORPORATION

                                 PROXY STATEMENT

                        Mailed on or About April 11, 1997

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 1997



                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation (hereinafter called "Invacare" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 21, 1997 and any adjournments thereof. The time, place and purpose of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

     Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the three nominees listed in the Proxy.

                                  VOTING RIGHTS

     At the close of business on March 27, 1997, the Company had 28,056,522 Common Shares, without par value ("Common Shares"), and 1,441,467 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of March 27, 1997 will be entitled to one vote for each share held by them and the holders of the outstanding Class B Common Shares as of March 27, 1997 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters (including the election of Directors) together as one class. Pursuant to the Company's Amended and Restated Articles of Incorporation, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on March 27, 1997 are entitled to notice of and to vote at the Annual Meeting.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     Share ownership of certain beneficial owners. The following table sets forth, as of February 28, 1997, the share ownership of each person or group known by the Company to beneficially own more than 5% of the total voting power of either class of shares of the Company:

                                                                                            Class B
                                                           Common Shares                  Common Shares
                                                         beneficially owned             beneficially owned *
                                                     ------------------------------------------------------------
                                                     Number                   Number                 Percentage
Name and business address                              of                       of                    of total
of beneficial owner                                  shares     Percentage    shares    Percentage   voting power
--------------------------                           ------------------------------------------------------------
A. Malachi Mixon, III(1)........................... 1,241,568     4.3%       703,912      48.8%         19.3%
899 Cleveland Street, Elyria, Ohio 44035

Joseph B. Richey, II(2)............................   747,113     2.6%       376,262      26.1%         10.5%
899 Cleveland Street, Elyria, Ohio 44035

Invacare Corporation Employees'
Stock Bonus Trust and Plan(3)...................... 1,107,999     3.9%       261,746      18.2%          8.7%
899 Cleveland Street, Elyria, Ohio 44035


     * Pursuant to the Company's Amended and Restated Articles of Incorporation,
(i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1) Mr. Mixon is Chairman of the Board of Directors and Chief Executive Officer of the Company. 455,720 Common Shares beneficially owned by Mr. Mixon consist of Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1997. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon include 6,414 Common Shares held in the name of Roundwood Capital L.L.P., which represent his ownership interest in Roundwood Capital L.L.P.. The number of shares shown as beneficially owned by Mr. Mixon does not include 251,376 Common Shares which have been transferred into two trusts for the benefit of his two children. Mr. Mixon disclaims beneficial ownership of such shares.

(2) Mr. Richey is President-Invacare Technologies and Senior Vice President-Total Quality Management and is a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 271,465 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1997. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The Invacare Corporation Stock Bonus Trust and Plan is an employee benefit plan established and operated as a trust for the benefit of the Company's employees. The Charles Schwab Trust Company is the trustee of the Invacare Corporation Stock Bonus Plan, with Invacare Corporation as Administrator of the Plan. As such, the shares held by the Plan are voted at the Company's direction.

     Share ownership of management. The following table sets forth as of February 28, 1997, the share ownership of all Directors, each of the Named
Executive Officers (as defined below) and of all Directors and executive officers as a group:

                                                                                           Class B
                                                              Common Shares           Common Shares
                                                            beneficially owned        beneficially owned**
                                                            ----------------------------------------------
                                                                                                           Percentage
                                                                                                            of total
                                                            Number                  Number                   voting
   Name of beneficial owner                                 of shares  Percentage  of shares   Percentage     power
   -------------------------                                --------------------------------------------------------
   Gerald B. Blouch(4)..........................          190,190          *          -             -             *

   Francis J.Callahan...........................          246,414          *          -             -             *

   Frank B. Carr................................           99,700          *          -             -             *

   Michael F. Delaney...........................           11,000          *          -             -             *

   Bernadine P.  Healy..........................            5,458          *          -             -             *

   Thomas R. Miklich (4)........................           63,100          *          -             -             *

   A. Malachi Mixon, III (1)....................        1,241,568         4.3%    703,912         48.8%         19.3%

   Dan T. Moore, III............................          580,389         2.0%        -             -            1.4%

   E. P. Nalley (3).............................          206,054          *          -             -             *

   Joseph B. Richey, II (2).....................          747,113         2.6%    376,262         26.1%         10.5%

   Louis F.J. Slangen (4).......................          183,835          *          -             -             *

   William M. Weber.............................          288,414         1.0%        -             -             *

   All executive officers and
     Directors as a group
     (18 persons)(4)............................        5,311,878        17.7%  1,080,174         74.9%         37.6%

*    Less than 1%  of outstanding  shares of such class.

**   Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1)  See Footnote 1 to the preceding table.

(2)  See Footnote 2 to the preceding table.

(3) Mr. Nalley is a Director of the Company. All of the Common Shares listed as beneficially owned by Mr. Nalley are owned by trusts for the benefit of Mr. Nalley.

(4) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include 1,439,703 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 1997. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power, Common Shares which they had the right to acquire during said period by exercise of stock options are deemed to be outstanding. The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 190,190 shares; Mr. Miklich, 47,900 shares; and Mr. Slangen, 158,915 shares.


     Based solely upon a review of the Forms 3, 4 and 5, and amendments thereto, submitted to the Company during and with respect to its most recent fiscal year, the Company is not aware of any person that is subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Company, that has failed to file, on a timely basis (as disclosed in the aforementioned Forms), reports required by Section 16(a) of the Exchange Act during fiscal 1996.

                              ELECTION OF DIRECTORS

     In November 1996, the Board of Directors elected Gerald B. Blouch President and appointed him to the class of the Board of Directors, whose class term expires in 1998, pursuant to Article III, Section 2 (c) of the Company's Amended Code of Regulations, thereby increasing the number of Directors to eleven. The number of Directors of the Company is now currently fixed at eleven. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. At the Annual Meeting, three Directors will be elected to serve a three-year term until the Annual Meeting in 2000 or until their successors have been elected and qualified. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, the individuals receiving the greatest number of votes cast at the Annual Meeting will be elected as Directors of the Company. Accordingly, assuming a quorum exists, abstentions and broker non-votes will have no effect on the election of Directors.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof "FOR" the election of the three nominees for Director as named below, unless the shareholder provides instruction by marking the appropriate space on the Proxy, that authority to vote is withheld. Each of the nominees, is presently a Director of the Company and has indicated their willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

                                               Nominees for Election

         Name                                      Age                    Position with the Company
-------------------------------                   -----                   -------------------------
Whitney Evans (2)(4)                               60                  Director
E.P. Nalley (1)(4)                                 77                  Director
William M. Weber (1)(2)                            57                  Director

                                             Directors Continuing in Office

A. Malachi Mixon, III (3)(4)(6)                    56                  Chairman and Chief Executive Officer
Gerald B. Blouch (5)                               50                  President, Chief Operating Officer and
                                                                       a Director
Francis J. Callahan (2)(3)(5)                      73                  Director
Frank B. Carr (1)(4)(6)                            69                  Director
Michael F. Delaney (2)(4)(6)                       48                  Director
Dr. Bernadine P. Healy(6)                          52                  Director
Dan T. Moore, III (1)(3)(5)                        57                  Director
Joseph B. Richey, II (5)                           60                  President - Invacare Technologies,
                                                                       Senior Vice President - Total Quality
                                                                       Management and a Director

__________
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating Committee.
(4) Member of the Investment Committee.
(5) Term as Director expires in 1998.
(6) Term as Director expires in 1999.

     Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1983 to present, Mr. Evans has been an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and a real estate investment firm. From 1989 to 1995, Mr. Evans served as the President of Harmony Group, Sonoma, California, a consultant to non-profit organizations.

     E. P. Nalley has been a Director since 1983. From 1987 to 1991 when he retired, Mr. Nalley was the Company's Senior Vice President - Sales and Assistant to the President. Mr. Nalley is now a private investor. Mr. Nalley also serves as a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

     William M. Weber has been a Director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital L.L.P., a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

     Gerald B. Blouch was appointed President and elected as a Director of the Company by the Board of Directors, pursuant to Article III, Section 2(c) of the Company's Amended Code of Regulations, in November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman - Invacare International since December 1993. Previously Mr. Blouch was President - Homecare Division from March 1994 to December 1994 and Senior Vice President - Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer from May 1990 to May 1993 and Treasurer from March 1991 to May 1993.

     A. Malachi Mixon, III has been Chief Executive Officer since 1979 and Chairman of the Board since 1983. Mr. Mixon has been a Director of the Company since 1979 and also served as President until 1996, when Gerald B. Blouch, the Company's Chief Operating Officer was elected President by the Company's Board of Directors. Mr. Mixon serves as a Director of The Lamson & Sessions Co., Cleveland, Ohio, a New York Stock Exchange listed company and a supplier of engineered thermoplastic products, The Sherwin-Williams Company, Cleveland,
Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products, and NCS HealthCare, Inc., a NASDAQ listed company and a provider of pharmacy services to long term care institutions. Mr. Mixon also serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading teaching and health care institutions.

     Francis J. Callahan has been a Director since 1980. From 1980 to the present, Mr. Callahan has been President of Crawford Fitting Company, Cleveland, Ohio a manufacturer of tube fittings and valves. Mr. Callahan also serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio.

     Frank B. Carr has been a Director since 1982. From 1983 to the present, Mr. Carr has been a Managing Director of McDonald & Company Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald & Company) since 1968. Mr. Carr also serves as a Director of Brush Wellman Inc., Cleveland, Ohio, a New York Stock Exchange listed company and a producer of engineered materials containing beryllium, and Preformed Line Products Company, Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

     Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C.

     Dr. Bernadine P. Healy has been a Director since 1996. From 1995 to the present, Dr. Healy has been the Dean and Professor of Medicine of The Ohio State University, Columbus, Ohio. From 1994 to 1995 Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio and from 1991 to 1993, served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991 Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy serves as Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a Director of Medtronic, Inc., a New York Stock Exchange listed company and producer of cardiac pacemakers and National City Corporation, Cleveland, Ohio, also a New York Stock Exchange listed company and a bank holding company.

     Dan T. Moore, III has been a Director since 1980. Since 1993, Mr. Moore has served as President of Perfect Impression, Cleveland, Ohio, a manufacturer of a polymer footbed that molds to the exact contours of the foot using a brief microwave heating system. Since 1993, Mr. Moore has served as Managing Partner of Whiskey Island Partners, which is developing a marina complex on 35 acres of land on Cleveland's Lakefront. Since March 1993, Mr. Moore has been Chairman and Treasurer of Advanced Ceramics Corporation, a closely-held manufacturer of industrial ceramic products. From 1979 to the present, Mr. Moore has been President of Dan T. Moore Co., Cleveland, Ohio. Since 1988, Mr. Moore has also served as President of Soundwich, Inc., Cleveland, Ohio, a closely-held company that produces polymers for damping sheet metal engine components and since 1985 has served as President of Flow Polymers, Inc., a manufacturer of homogenizing aids for rubber tire compounds.

     Joseph B. Richey, II has been a Director since 1980 and in 1992 was named President-Invacare Technologies and Senior Vice President-Total Quality
Management. Previously Mr. Richey was Senior Vice President - Product Development from 1984 to 1992, Senior Vice President and General Manager - North American Operations from September 1989 to September 1992. Mr. Richey also serves as a Director of Steris Corporation, Cleveland, Ohio, a NASDAQ listed manufacturer and distributor of medical sterilizing equipment, a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners, a Director of Unique Mobility Inc., Golden, Colorado an American Stock Exchange listed engineering concern and manufacturer of high efficiency permanent magnet motors and electronic controls and a Director of NeuroControl Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems restoring function to paralyzed limbs and muscles.


     INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Investment Committee. The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The Audit Committee met twice during the last fiscal year. The Compensation Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Compensation Committee met one time during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Francis J. Callahan, Chairman of the Nominating Committee, Invacare Corporation, 899 Cleveland Street, P.O. Box 4028, Elyria, Ohio 44036-2125. The Nominating Committee met one time during 1996. The Investment Committee, which met one time during 1996, monitors the status of investments by the Company's Profit Sharing Plan and investments made by the Company's captive insurance subsidiary. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served.



             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are Whitney Evans, Francis J. Callahan, Jr., Michael F. Delaney and William M. Weber, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 1996 compensation of the Company's executive officers named in this Proxy Statement.

     The Committee has determined, as a performance driven business, that the Company should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues as well as larger employers with which the company must compete for talent ("Comparable Employers"). The Committee relies on its independent consultant to identify a representative group of potentially competitive  employers.  In determining the group of Comparable  Employers,  the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employers in the local area are surveyed as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. Accordingly, the Comparable Employers are not necessarily the same as the peer group utilized in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     The Committee also utilizes recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material year-to-year improvement in earnings before income tax. In addition, long-term compensation is awarded exclusively in the form of stock options in order to provide key executives with significant financial benefits, to the extent that shareholder value is similarly enhanced.

     Annual Base Salary. Because the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer ("CEO") in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as potential future contributions. A determination is also made as to whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax and return on assets. Operating objectives vary for each executive and may change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 1996 base salaries were based on the subjective judgment of the Committee taking into account the CEO's comments regarding each executive's achievement of applicable 1995 operating and financial objectives and the targeted salary ranges as determined by the market study received from the independent consultant. Resulting base salaries for the Company's executives (including the CEO) were at or near the targeted range.

     In determining the CEO's base salary for 1996, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at Comparable Employers and the financial performance objectives described above. In particular, the Committee noted that the Company had substantially exceeded its earnings objectives during 1995. Key acquisition activity also occurred in the United States, Canada, New Zealand, Switzerland and the United Kingdom, during 1995 under the CEO's leadership, which allowed the Company to grow market share and extend current product lines, complement existing businesses, utilize its distribution strength and expand its geographic presence by rapidly entering new foreign markets. The CEO continues to be the leading industry spokesperson on behalf of the home medical equipment industry putting Invacare in a position to help shape public policy instead of being forced to react to change in policy. Substantial progress was also made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committees opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to continue to sustain superior financial and operating performance.

     Annual  Cash  Bonus.   Consistent   with  its  philosophy   that  executive
compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals, as previously outlined, in addition to subjective factors as the Committee deems appropriate.

     With the assistance of the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted earnings before income tax objectives are achieved, but with unlimited potential. During this process, the Committee may also determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

     Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's earnings before income tax at which target bonuses will be earned. Under normal conditions, no bonuses are payable if earnings before income tax does not improve over the prior year and bonuses increase on a linear basis if earnings before income tax exceeds the targeted level. Targeted earnings before income tax is generally set at a level which the Committee believes is challenging but achievable.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Committee's earnings before income tax objective is achieved. In determining the level of total cash compensation to be targeted for the CEO in 1996, the Committee took into account the same factors and events described above under the Annual Base Salary. Actual earnings before income tax exceeded targeted levels. The total cash compensation paid for 1996, including bonus, approximated the targeted 75th market percentile as determined by the Committee.

     Survey data from the independent consultant shows annual executive bonuses as a percent of net income at target levels remain competitive with Comparable Employers.

     Long-Term Compensation Program. The Company's long-term compensation plan is based exclusively on the award of stock options. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Corporation 1994 Performance Plan and granted at market price, vest in accordance with a schedule established by the Committee and expire after ten (10) years.

     Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the number of options proposed for each executive officer may also be affected by the factors previously described in establishing base salaries. The number of options granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of options as reflected by a valuation formula recommended by the independent consultant. The number of options granted to each executive in 1996 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 1995 operating and financial objectives (as described above under Annual Base Salary) and the targeted range for long-term compensation. No particular weight was assigned to any one operating or financial objective. Outstanding options held by an executive officer are generally not considered when the Committee determines the number of new options to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, options granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded options to the CEO in 1996 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     Other Matters. The Committee believes that all long-term compensation awarded to key executives in 1996 is "performance-based" and, therefore, will be deductible notwithstanding Section 162(m) of the Internal Revenue Code of 1986. However, the Committee has not adopted a policy with respect to whether all future long-term or other compensation will satisfy the requirements of Section 162(m). The Committee intends to make a determination with respect to this issue on an annual basis.

                                      The Compensation Committee of the
                                      Board of Directors of Invacare Corporation

                                      Whitney Evans, Chairman
                                      Francis J. Callahan
                                      Michael F. Delaney
                                      William M. Weber

                      SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The following graph compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a Peer Group of companies selected on a line-of-business basis.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG INVACARE CORPORATION, S&P 500 INDEX AND
                          LINE-OF-BUSINESS PEER GROUP*

                    1991      1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----      ----
Invacare            100       87        99        123       181       198
S&P 500             100      108       118        120       164       202
Peer Group          100      137       118        117       137       117

* Sunrise Medical Inc.; Everest & Jennings International Ltd. **; Puritan-Bennett Corporation***

** Everest & Jennings International Ltd. (EJ) was acquired by Graham-Field in the fourth quarter of 1996. Everest & Jennings International Ltd. shareholders received .35 common shares of Graham-Field for each Everest & Jennings International Ltd. common share owned. For purposes of the above graph, the return for Everest & Jennings International Ltd. within the peer group for the period November 27, 1996 to December 31, 1996 was calculated with the return of Graham-Field at the conversion rate noted above.

*** Puritan-Bennett Corporation (PBC) merged with Nellcor Incorporated in the third quarter of 1995. Puritan-Bennett Corporation shareholders received .88 common shares of Nellcor Incorporated for each Puritan-Bennett Corporation common share owned. For purposes of the above graph, the return for Puritan-Bennett Corporation within the peer group for the period August 25, 1995 to December 31, 1996 was calculated with the return of Nellcor Puritan Bennett Inc. at the conversion rate noted above.

(Note: Lumex, Inc., as a result of a spin-off of its Healthcare business early in 1996, is no longer considered in the same industry or line of business and therefore is no longer included in the peer group, for purposes of the above performance graph.)

The above graph assumes $100 invested on December 31, 1991 in the Common Shares of Invacare Corporation, S&P 500 Index and the respective Line-of-Business Peer Group, including reinvestment of dividends through December 31, 1996.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information for the three years ended December 31, 1996 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1996.

                                             SUMMARY COMPENSATION TABLE
   ------------------------------------------------------------------------------------------------------------------------
                                                                                             Long-Term
                                                 Annual Compensation                       Compensation
                                   --------------------------------------------     --------------------------
                                                                       Other                                      All Other
                                                                       Annual      Securities         LTIP        Compen-
             Name and                        Salary(1)    Bonus(1)     Compen-     Underlying      Payouts (2)    sation(3)
        Principal Position         Year         ($)         ($)       sation ($)   Options (#)         ($)          ($)
   ------------------------------------------------------------------------------------------------------------------------
   A. Malachi Mixon, III           1996      540,000       513,000      -              81,000         -              74,924
        Chairman, and Chief        1995      481,000       734,487      -              73,400         -              52,489
        Executive Officer          1994      420,875       604,890      -              48,600       214,000          54,506

   Gerald B. Blouch                1996      320,000       272,000      -              38,400         -             103,847
        President and              1995      280,000       337,680      -              34,200         -              89,769
        Chief Operating Officer    1994      240,000       235,200      -              21,400         -              19,594

   Joseph B. Richey, II            1996      270,000       203,000      -              24,300         -              89,336
        President-Invacare         1995      255,000       307,530      -              23,400         -              91,171
        Technologies and Senior    1994      243,000       238,140      -              21,800       104,000          25,221
        Vice President-Total
        Quality Management

   Thomas R. Miklich,              1996      240,000       180,000      -              21,600         -              60,583
        Chief Financial Officer,   1995      215,000       259,290      -              19,800         -              53,355
        General Counsel, Treasurer 1994      187,000       183,260      -              16,800         -               7,536
        and Corporate Secretary

   Louis F.J. Slangen              1996      211,000       132,000      -              12,700         -              58,775
        Senior Vice President      1995      196,000       196,980      -              12,000         -              57,441
        Sales & Marketing          1994      187,000       183,260      -              16,800         -              13,761
   ------------------------------------------------------------------------------------------------------------------------

(1) Salary and Bonus amounts for 1996 may include amounts deferred under the 401(k) feature of the Company's Profit Sharing Plan or the non-qualified 401(k) Plus Benefit Equalization Plan.

(2) Long-Term Incentive Plan payouts reflect cash payments for awards previously made under a three-year cumulative formula that was included as a component of the Company's long-term compensation plan. The Company now makes awards under its long-term compensation plan exclusively in stock options.

(3) The amounts disclosed in this column include: (a) Company contributions in the amount of $3,000 for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen under the Company's 401(k) plan, a defined contribution plan; (b) Company contributions in the amounts of $18,060, $8,840, $6,460, $5,400 and $3,860 for Messrs. Mixon, Blouch, Richey,
         Miklich and Slangen, respectively, under the Company's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) Company contributions in the amounts of $6,000, for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen, under the Company's Profit Sharing Plan, a defined contribution plan; (d) Company contributions in the amounts of $36,120, $17,680, $12,920, $10,800 and $7,720 for Messrs.
         Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's Profit Sharing Benefit Equalization Plan, a defined contribution plan; (e) the payment of premiums on group term life insurance policy of $4,050, $2,152, $3,523, $1,523, $1,217 for Messrs.
         Mixon, Blouch, Richey, Miklich and Slangen, respectively; (f) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $57,728, $55,405, $29,432 and $33,741 for Messrs. Blouch, Richey,
         Miklich and Slangen, respectively. Mr. Mixon is not covered by a split-dollar life insurance benefit; (g) payments by the Company, related to premiums under the Company's Executive Disability Income Plan, in the amounts of $8,447, $2,028, $4,428 and $3,237 for Messrs. Blouch,Richey, Miklich and Slangen, respectively. Mr. Mixon does not participate in the Company's Executive Disability Income Plan; and (h) payment by the Company for the premium of a disability insurance policy for Mr. Mixon in 1996 amounted to $7,694.

                            COMPENSATION OF DIRECTORS

     The Company paid all Directors who were not employees ("Non-employee Directors") a $12,000 annual retainer plus $2,000 per Board meeting attended. Further, Non-employee Directors are eligible to participate in a Deferred Compensation Plan adopted in 1992, pursuant to which they may elect to defer receipt of the compensation payable by the Company for their services as a Director, and if such compensation is elected by the Director in the form of Common Shares, the Company will deposit an additional 25% of such deferred compensation into the applicable trust. None of the Non-employee Directors had an effective election to defer 1996 compensation. In addition, the Non-employee Directors were eligible for a bonus of $4,000 based on profit objectives for 1996 and a greater amount if the objectives were exceeded. Based on 1996 operating results, each of the Non-employee Directors have been paid $6,111 as the profit objectives, specifically relating to the Non-employee Directors, for the year were exceeded. For 1997, the Non-employee Directors are eligible to receive a bonus of $4,000, if certain profit objectives are met. The bonus amount can be increased if those objectives are exceeded.

                        OPTION GRANTS IN LAST FISCAL YEAR

          The following table shows, as to the Named Executive Officers, the stock options granted in 1996 under the Invacare Corporation 1994 Performance Plan.



                                                   Individual Grants
                          ----------------------------------------------------------------
                              Number
                                of              % of                                           Potential Realizable Value
                            Securities         Total                                            at Assumed Annual Rates
                            Underlying        Options                                         of Share Price Appreciation
                              Options        Granted to         Exercise                            for Option Term (1)
          Name              Granted (2)      Employees         Price (3)        Expiration     -------------------------
                                (#)        in Fiscal Year     ($ per Share)     Date             5% ($)            10%($)
-------------------------------------------------------------------------------------------------------------------------
A. Malachi Mixon, III         81,000          20.5%              24.75          2/26/06        1,261,000        3,195,000

Gerald B. Blouch              38,400          9.7%               24.75          2/26/06          598,000        1,515,000

Joseph B. Richey, II          24,300          6.1%               24.75          2/26/06          378,000          959,000

Thomas R. Miklich             21,600          5.5%               24.75          2/26/06          336,000          852,000

Louis F.J. Slangen            12,700          3.2%               24.75          2/26/06          198,000          501,000

All Shareholders (4)             N/A           N/A                N/A            N/A         446,800,000    1,149,900,000
-------------------------------------------------------------------------------------------------------------------------


(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Securities and Exchange Commission and are not intended to be a forecast of the Company's Common Share price. There is no assurance that the value realized will be at or near the value estimated in the Potential Realizable Value applied to value the stock options. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2) Options become exercisable on March 31, over four years at a rate of 25% per year, commencing in 1997.

(3) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(4) The potential gain realizable by all shareholders (based on 27,619,354 Common Shares and 1,677,367 Class B Common Shares outstanding at the exercised price of $24.75 per share as of the grant date of February 26,
     1996) at 5% and 10% assumed annual rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to approximately $40.00 and $64.00 per share at the assumed 5% and 10% annual growth rates, respectively.

     Each of the options issued under the Stock Option Plans includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Stock Option Plans, the Committee may also grant reload options under such circumstances as it deems appropriate.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

     The table below shows information with respect to options exercised by, and the value of unexercised options under the Stock Option Plans for, the Named Executive Officers.


      ------------------------------------------------------------------------------------------------------------------
                            Aggregated Option Exercises in 1996 and Option Value at Year-End 1996
      ------------------------------------------------------------------------------------------------------------------
                                 Number of                      Number of Securities      Value of Unexercised In-the-
                                   Shares         Value        Underlying Unexercised          Money Options at
                                Acquired on     Realized       Options at 12/31/96 (#)         12/31/96 (2)($)
              Name              Exercise (#)     (1) ($)      --------------------------   -----------------------------
                                                              Exercisable  Unexercisable    Exercisable   Unexercisable
      ---------------------    -------------   -----------    --------------------------   -----------------------------
      A. Malachi Mixon, III            None        -           435,060        178,260        9,161,956       1,407,949
      Gerald B. Blouch                 None        -           157,050         84,390        3,076,743         669,520
      Joseph B. Richey, II           40,000     947,500        245,670         61,170        5,335,122         529,423
      Thomas R. Miklich                None        -            28,350         49,850          393,300         405,400
      Louis F.J. Slangen             30,800     742,462        140,440         38,200        2,938,471         368,900
      ------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NASDAQ National Market System on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/96" is equal to the difference between the option exercise price and the closing price of $27.50 of a Common Share on the NASDAQ National Market System on December 31, 1996.

                                  PENSION PLANS

     The Company has established a Supplemental Executive Retirement Plan for all executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings (maximum is 50% at 15 years of service). This annual benefit is reduced by the annual value of the Company contributions to the qualified Profit Sharing Plan, Company contributions to the nonqualified 401(k) Plus and Profit Sharing Equalization Plans, and one-half of the annual Social Security benefit. The plan is a nonqualified plan and therefore the benefits accrued under this plan are subject to the claims of the Company's general creditors in the event of bankruptcy. The benefits will be paid from (i) an irrevocable grantor trust funded from the Company's general funds or (ii) be paid directly by the Company from general funds.

     The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 1996 at age 65.

                                            Pension Table

                  --------------------------------------------------------------
                                                       Years of Service (2)
                                               ----------------------------------
                      Remuneration (1)              5          10            15
                  --------------------------   --------     -------      --------
                            200,000             33,333       66,667       100,000
                            300,000             50,000      100,000       150,000
                            400,000             66,667      133,333       200,000
                            500,000             83,333      166,667       250,000
                            600,000            100,000      200,000       300,000
                            700,000            116,667      233,333       350,000
                            800,000            133,333      266,667       400,000
                            900,000            150,000      300,000       450,000
                          1,000,000            166,667      333,333       500,000
                          1,100,000            183,333      366,667       550,000
                          1,200,000            200,000      400,000       600,000
                  --------------------------   --------     --------      --------

     (1) Remuneration for purposes of calculating pension benefit based on final base salary and target bonus.

     (2) The pension benefits represent annual single-life annuity values subject to reduction by applicable offsets (as described above). For purposes of estimating a pension benefit as of December 31, 1996, the current years of service credited for the Named Executive Officers are 16, 7, 12, 4 and 9 years for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively.


          TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Named Executive Officers. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting executive terminates under certain conditions described in the agreements at any time during the three year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay.

     For all of the Named Executive Officers, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times annual base salary plus the executive's target bonus; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; and (c) 401 (k), 401 (k) Plus, profit sharing and retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination.

     The salary and other benefits provided by the severance pay agreements will be payable from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1996 were Whitney Evans, Francis J. Callahan, Jr., Michael F. Delaney and William M. Weber.

     During 1996, the Company purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Messrs. Mixon, Richey and Callahan. The Company paid approximately $600,000 to the charter company for use of the aircraft owned by Messrs. Mixon, Richey and Callahan. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

     As of February, 28, 1997, certain executives were indebted to the company based on loans approved by the compensation committee pursuant to its expected compensation philosophy and the Company's overall Compensation program. The loans are for a term of four years and bear interest at the rate of 6% compounded annually. Loans have been made to Messrs. Mixon, Blouch, Richey, Miklich and Slangen, in the amounts of $320,000, $100,000, $125,000, $110,000 and $80,000, respectively.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the firm of Ernst & Young LLP, independent public accountants, to examine and audit the annual financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement should they so desire. In addition, they will also be available to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 1998 must do so no later than December 14, 1997. To be eligible for inclusion in the 1998 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

    Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 1996 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                  Shareholder Relations Department
                  Invacare Corporation
                  899 Cleveland Street, P.O. Box 4028
                  Elyria, Ohio 44036-2125

     You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                           By order of the Board of Directors


                           /S/ Thomas R. Miklich
                           ---------------------
                           Thomas R. Miklich,
                           Secretary